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                                                                    EXHIBIT 99.1


For Immediate Release                           News Release
May 4, 1999

From:
The Aristotle Corporation                       (NASDAQ: ARTL)
27 Elm Street
New Haven, CT 06510
Contact: Paul McDonald
(203) 867-4090

Aristotle To Enter For-Profit Education Industry --- Acquires Simulaids, Inc.
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New Haven, Connecticut, May 4, 1999-- The Aristotle Corporation announced today the acquisition of Simulaids, Inc., a privately-held manufacturer of health and medical education teaching aids located in Woodstock, New York. Simulaids' proprietary products include manikins and simulation kits used for training in the CPR, emergency rescue and patient care fields. Simulaids' products are sold throughout the United States and internationally via distributors and catalogs to end-users such as fire and emergency medical departments and nursing and medical schools. Simulaids, which was formed in 1963, had 1998 pro forma EBITDA (earnings before interest, taxes, depreciation, and amortization) of $l.5 million on sales of $5.9 million. Aristotle expects to utilize $3 million of its approximately $12 million in cash for the Simulaids transaction, and to obtain bank financing for the balance of the approximately $8.4 million all cash purchase price.

John J. Crawford, Chairman of Aristotle, said, "After the mid-1998 sale of our sole operating subsidiary, The Strouse, Adler Company, the Aristotle Board determined to position the Company in the fast growing for-profit education industry. Nasco International, Inc., one of the nation's foremost manufacturers and distributors of educational materials, will be working with Simulaids' current management team and assisting Aristotle in pursuing the acquisition of additional companies in the education field. Our ultimate goal is to create a significant presence in this highly fragmented industry."

Simulaids will become a wholly owned subsidiary of Aristotle. Aristotle's trading symbol is ARTL and its shares are traded on The Nasdaq SmallCap Market. There are 1.2 million shares outstanding.

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     To the extent that any of the statements contained in this release are forward-looking, such statements are based on current expectations that involve a number of uncertainties and risks. Aristotle cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following:
(i) the ability of Aristotle to obtain financing and additional capital to fund its business strategy on acceptable terms, if at all; (ii) the ability of Aristotle on a timely basis to find, prudently acquire and subsequently manage acquisition candidates; (iii) the ability of Aristotle to maintain and take advantage of its net operating tax loss carryforward position; and (iv) general economic conditions. As a result, the Company's future development efforts involve a high degree of risk. For further information, please see the Company's filings with the Securities and Exchange Commission, including its Forms 10-K and 10-Q.